Exhibit 10.1

Execution Version
AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

This Amendment No. 2 to Asset Purchase Agreement (this “Amendment”) is made and entered into effective as of August 21, 2023 (the “Effective Date”) by and among Novan, Inc., a Delaware corporation (“Novan”), EPI Health, LLC, a South Carolina limited liability company (“EPI Health” and, together with Novan, “Sellers”), and Ligand Pharmaceuticals Incorporated, a Delaware corporation (together with its permitted successors, designees and assigns, “Buyer”). Buyer and Sellers are individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of July 17, 2023, by and among Buyer and Sellers (as amended by that Amendment No. 1, dated as of July 21, 2023, the “Purchase Agreement”), Buyer shall at the Closing acquire the Purchased Assets from Sellers and assume the Assumed Liabilities from Sellers, subject to the terms and conditions and for the consideration set forth in the Purchase Agreement; and

WHEREAS, pursuant to Section 9.5 of the Purchase Agreement, the Parties desire to amend the Purchase Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Amendments to Purchase Agreement.

a.Definition of “Bid”. The definition of “Bid” set forth in Article I of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“ “Bid” means, collectively, the Commercial Business Assets Bid and the Development Assets Bid. Buyer shall not reallocate any of the initial amounts offered in the Commercial Business Assets Bid to the initial amounts offered for the Development Assets Bid or vice versa, but for the avoidance of doubt, Buyer may increase the amount of the Commercial Business Assets Bid and/or the Development Assets Bid in subsequent bidding at Auction or otherwise with incremental consideration above the Buyer’s aggregate $15 million Purchase Price.”

b.Definition of “Commercial Business Assets Bid”. The following definition is hereby added to Article I of the Purchase Agreement:

“ “Commercial Business Assets Bid” means a bid to purchase the Commercial Business Assets by the Buyer equal to $3,000,000, which is subject to payment (a) by offset, on a dollar-for-dollar basis, against all outstanding Obligations (as defined in the DIP Facility) under the DIP Facility, and (b) with cash in the amount of the difference between $3,000,000 and all outstanding Obligations (as defined in the DIP Facility) under the DIP Facility.”

c.Definition of “Development Assets Bid”. The following definition is hereby added to Article I of the Purchase Agreement:

“ “Development Assets Bid” means a bid to purchase the Development Assets by the Buyer equal to $12,000,000, which is subject to payment (a) by offset, on a dollar-for-dollar basis, against all outstanding Obligations (as defined in the DIP Facility) under the DIP Facility, and (b) with cash in the amount of the difference between $12,000,000 and all outstanding Obligations (as defined in the DIP Facility) under the DIP Facility.”

d.Definition of “EPI Causes of Action”. The following definition is hereby added to Article I of the Purchase Agreement:

“EPI Causes of Action” means, collectively, any claims, causes of action, demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, defenses, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or noncontingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, in each case to the extent owned by EPI Health, other than the Purchased Avoidance Actions.”

e.Definition of “Ligand Royalty Agreement”. The following definition is hereby added to Article I of the Purchase Agreement:

“ “Ligand Royalty Agreement” means that certain Development Funding and Royalties Agreement, dated as of May 4, 2019 (as amended from time to time), to which Buyer and Novan are each a party.”

f.Definition of “Permitted Liens”. The definition of “Permitted Liens” set forth in Article I of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“ “Permitted Liens” means (a) Liens for Taxes which are (i) being contested in good faith by appropriate proceedings or (ii) not due and payable as of the Closing Date and which shall be prorated or released at Closing, and, in each case of clauses (i) and (ii), for which adequate reserves have been made on the Financial Statements in accordance with GAAP and which shall be prorated or otherwise released at Closing; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the Ordinary Course of Business which are being contested in good faith by appropriate proceedings for which adequate reserves have been made on the Financial Statements in accordance with GAAP and which shall be prorated or otherwise released at Closing; (c) with respect to real property, zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Sellers, except where any such violation would not, individually or in the aggregate, materially impair the use, operation or transfer of the affected property or the conduct of the business of the Sellers thereon as it is currently being conducted; (d) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair value or the use or occupancy of such real property or materially interfere with the operation of the business of the Sellers at such real property; (e) with respect to Leasehold Improvements, any reversion or similar rights to the landlord or other third party upon expiration or termination of the applicable Lease; (f) any Liens held by Buyer pursuant to the Royalty Agreements and (g) any Liens associated with or arising in connection with any Assumed Liabilities.”

g.Definition of “Qualified Bid”. The definition of “Qualified Bid” set forth in Article I of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“ “Qualified Bid” means competing bids qualified for the Auction in accordance with the Sale Procedures Order. For the avoidance of doubt, any bid for the Development Assets that does not include an express assumption and assignment of the Ligand Royalty Agreement, without modification, shall not be deemed a Qualified Bid for the Development Assets.”

h.Definition of “Purchased Avoidance Actions”. The definition of “Purchased Avoidance Actions” set forth in Article I of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“ “Purchased Avoidance Actions” means all causes of action, lawsuits, claims, rights of recovery and other similar rights of any Seller, including avoidance claims or causes of action under Chapter 5 of the Bankruptcy Code relating to the business of the Sellers or the Purchased Assets, provided that Purchased Avoidance Actions shall not include: any causes of action, lawsuits, claims, rights of recovery and other similar rights of any against the Sellers’ Insiders; causes of action, lawsuits, claims, rights of recovery and other similar rights of any related to the Sellers’ acquisition of EPI Health in 2022; and causes of action, lawsuits, claims, rights of recovery and other similar rights of any EPI Causes of Action.”

i.Definition of “Reedy Creek Royalty Agreement”. The following definition is hereby added to Article I of the Purchase Agreement:

“ “Reedy Creek Royalty Agreement” means that certain Royalty and Milestone Payments Purchase Agreement, dated as of April 29, 2019, by and between Novan and Reedy Creek Investments LLC.”

j.Definition of “Royalty Agreement”. The definition of “Royalty Agreement” set forth in Article I of the Purchase Agreement is hereby deleted in its entirety, and replaced with the following definition:

“ “Royalty Agreements” means, collectively, the Ligand Royalty Agreement and the Reedy Creek Royalty Agreement.”

k.Section 2.1(l). Section 2.1(l) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“ (l) all other rights of Sellers against third parties (including suppliers, vendors, merchants, distributors, manufacturers and counterparties to leases, licensees, licensors or of any Seller arising under or related to any Assumed Contract, other Purchased Asset or Assumed Liability), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds, rebates, credits, allowances, Proceedings, rights of set off, rights of recovery, rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties or other similar rights, in each case at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, now existing or hereafter acquired, contingent or noncontingent, including the Purchased Avoidance Actions, but excluding (i) the EPI Causes of Action and (ii) the proceeds of all directors’ and officers’ liability insurance policies of the Sellers, including any tail insurance policies and rights of the directors and officers thereunder for coverage (i.e., advance of expenses and liability coverage with respect to claims made against such offices and directors);”

(k) Section 8.3. Section 8.3 of the Purchase Agreement and the definition of “Breakup Fee” are hereby deleted and replaced with “[Reserved].”

2.Miscellaneous.

a.Full Force and Effect; No Waiver. The Purchase Agreement shall remain in full force and effect, as amended by the terms of this Amendment, and is hereby ratified by the Parties. Nothing contained in this Amendment shall be deemed to be a waiver of any provisions of the Purchase Agreement, the Related Agreements or the DIP Loan Documents or cure any breaches or defaults under the Purchase Agreement, the Related Agreements or the DIP Loan Documents.

b.Representations and Warranties.

i.Each Party represents and warrants to the other Parties that (i) the execution, delivery and performance of this Amendment has been duly authorized by such Party and no other corporate or limited liability company action, as applicable, on the part of such Party is necessary to authorize this Amendment and (ii) this Amendment has been duly and validly executed and delivered by such Party, and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

ii.Sellers hereby represent and warrant to Buyer, jointly and severally, that neither the execution and delivery of this Amendment, nor the consummation of the transactions contemplated hereby, (i) will conflict with or result in a breach of the certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational documents of any Seller, (ii) will result in the material violation of any Law to which any Seller is, or its respective assets or properties are, subject, (iii) subject to the entry of the Sale Order, will conflict in any material respect with any Assumed Contract or Assumed Permit, or (iv) subject to and assuming entry of the Sale Order, will conflict in any material respect with, or result in any material violation of or constitute a material breach or default under, any Order of any Governmental Entity applicable to the Sellers or any of the Purchased Assets.

iii.Buyer hereby represents and warrants to Sellers that neither the execution and delivery of this Amendment, nor the consummation of the transactions contemplated hereby, will (i) conflict with or result in a breach of the certificate of incorporation, bylaws, or other organizational documents, of Buyer, (ii) subject to any consents required to be obtained from any Governmental Entity, violate any Law to which Buyer is, or its assets or properties are subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations or rights as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Amendment. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Amendment, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Amendment.

c.     Capitalized Terms. Capitalized terms used but not defined herein (including capitalized terms used in the recitals hereto) shall have the meanings ascribed to them in the Purchase Agreement. Upon and following the Effective Date all applicable defined terms referencing the Purchase Agreement in each of the Purchase Agreement, the Related Agreements and the DIP Loan Documents shall mean the Purchase Agreement, as amended by this Amendment.

d.    Binding. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

e.    Entire Agreement. The Purchase Agreement (including the schedules and exhibits thereto and other documents specifically referred to therein), as amended by this Amendment, and the Related Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or among the Parties, written or oral, with respect to the subject matter hereof.

f.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

g.    Governing Law. This Amendment shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws.

[Signature Page Follows]

SIGNATURE PAGE TO
AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

SELLERS:

NOVAN, INC.

By: /s/ Paula Brown Stafford
Name: Paula Brown Stafford
Title: President and CEO

EPI HEALTH, LLC

By: /s/ Paula Brown Stafford
Name: Paula Brown Stafford
Title: CEO

[Signature Page to Amendment No. 2 to Asset Purchase Agreement]

SIGNATURE PAGE TO
AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

BUYER:

LIGAND PHARMACEUTICALS
INCORPORATED

By: /s/ Matthew Korenberg
Name: Matthew Korenberg
Title: President and Chief Operating Officer

[Signature Page to Amendment No. 2 to Asset Purchase Agreement]